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
Pricing Supplement Dated June 15, 1999                                                              Rule 424(b) (3)
(To Prospectus dated June 22, 1998 and                                                           File No. 333-56611
Prospectus Supplement dated September 10, 1998)
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                                  CONSECO, INC.
                                   Fixed Rate
                  |X|  Senior Medium-Term Notes, Series B
                  |_| Subordinated Medium-Term Notes, Series B
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
=================================================================================================
Principal Amount: $275,000,000                                Interest Rate: 7.60%
Agent's Discount or Commission: $687,500                      Original Issue Date: June 21, 1999
Nets Proceeds to Issuer: $274,312,500                         Stated Maturity Date: June 21, 2001
==================================================================================================
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
Interest Payment Dates:   |_| January 15 and July 15          |X| Other: June 21 and December 21
Record Dates:             |_| January 1 and July 1            |X| Other: June 1 and December 1
Redemption:
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|X| The Notes  cannot be redeemed  prior to the Stated  Maturity  Date,
|_| The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.
Optional Repayment:
|X|    The Notes cannot be repaid prior to the Stated Maturity Date
|_|    The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Option Repayment Dates:
       Repayment Price: __________%
Currency:
       Specified Currency: U.S. Dollars
         (If other than U.S. dollars, see attached)
       Minimum Denominations:
         (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent (if Specified Currency is other than U.S. dollars):
Original Issue Discount:   |_|  Yes |X|  No
       Total Amount of OID:
       Yield to Maturity:
       Initial Period:

Sinking Fund:     |_|  Yes |X|  No
       If yes, Sinking Fund provisions:

Form:    |X|   Book-Entry  |_|  Certificated
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
Agent:   |X|  Merrill Lynch & Co.                             |_|  Goldman, Sachs & Co.
         |_|  BancAmerica Securities, Inc.                    |_|  NationsBanc Montgomery Securities LLC
         |_|  Chase Securities Inc.                           |_|  Salomon Smith Barney
         |_|  Deutsche Bank Securities                        |_|  SG Cowan
         |_|  First Union Capital Markets                     |_|  Warburg Dillon Read LLC
                                                              |_|  Other ________________
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Agent acting in the capacity as indicated below:
         |X|  Agent        |_|  Principal
If as principal:
         |_| The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         |_| The Notes are being offered at
             a fixed initial public offering price of ___% of principal amount.
If as Agent:
       The Notes are being offered at a fixed initial  public  offering price of
       100% of principal amount.

Other Provisions: